Exhibit 99.1

Paradigm Genetics Announces 2004 Second Quarter Financial Results

Revenues Increase 12%
Systems Biology Programs Make Significant Advancements

        RESEARCH TRIANGLE PARK, N.C., Aug. 2 /PRNewswire-FirstCall/ — Paradigm Genetics, Inc. (Nasdaq: PDGM), today reported financial results for the quarter ended June 30, 2004.

        Paradigm Genetics’ transition to a leading systems biology company continues to drive its revenue growth. For the second quarter of 2004, overall revenues increased by 12% to $6.3 million as compared to $5.6 million in the second quarter of 2003. Revenue for the six months ended June 30, 2004 increased nearly 15% to $11.1 million as compared to $9.7 million in the same period in 2003. About 30 customers utilize the Company’s technology platform, reflecting significant growth in the customer base compared to the two customers the Company had two years earlier.

        Systems biology is the simultaneous study of complex interactions of multiple levels of biological information including DNA, RNA, proteins, tissue pathology and biochemicals. It enables the Company to provide value added products and services to our customers through the application of multiple analytical systems, alone or using the full combination of the Company’s technology: gene expression profiling (transcriptomics), biochemical profiling (metabolomics), tissue profiling (pathology) and phenotypic analysis (phenomics). In addition, the Company expects to use this systematic approach to more efficiently develop proprietary products for the Company’s development portfolio.

        “We are excited about the successes we are seeing as we build our expertise in systems biology and expand our offerings to a diverse customer portfolio of both human health and agriculture companies. Many of first time Paradigm Array Labs (PAL) customers have seen the value of the gene expression profiling component of our systems biology platform and become repeat customers. Other customers are currently assessing how our technology can best complement their internal R&D efforts. We expect that these assessments will lead to more and larger long-term collaborations. These new collaborations would build upon our existing $140+ million in revenue generating contracts, of which $65 million remains to be recognized,” said Heinrich Gugger, Ph.D., President and CEO of Paradigm Genetics.

        ”Our transformation from a functional genomics company to a true systems biology company has reached a meaningful inflection point. As a result, on August 17, 2004, we will unveil a new corporate identity for the Company that reflects this evolution and our strategic direction,” added Dr. Gugger.

        Total operating expenses for the second quarter 2004 increased to $9.8 million, or 10%, compared to $9.0 million in the second quarter 2003. For the six months ended June 30, 2004, total operating expenses increased to $18.3 million, or 8%, as compared to $17.0 million in the same period in 2003. These operating expenses reflect the first full quarter of costs related to our acquisition of TissueInformatics.Inc on March 11, 2004. The increases in operating costs for both the quarter and six month period ended June 30, 2004 were due primarily to materials costs associated with higher NIEHS and PAL services revenues, continued growth of our research and development programs, additional sales and marketing costs as we expand our offerings, certain one-time costs and amortization of intangible assets associated with the TissueInformatics.Inc acquisition.

        Paradigm reported a second quarter 2004 net loss of $3.6 million, or $0.10 per common share, in-line with the second quarter 2003 net loss of $3.6 million, or $0.11 per common share. For the six months ended June 30, 2004, Paradigm reported a net loss of $7.3 million, or $0.21 per common share, an improvement on the prior period net loss of $7.7 million, or $0.24 per common share.

        As of June 30, 2004, the Company reported unrestricted cash, cash equivalents and short-term investments in the amount of $10.7 million.

        Excluding the payoff of the $1.5 million balance of the line of credit with Silicon Valley Bank, the net decrease in cash, cash equivalents and investments (“cash burn”) for the second quarter 2004 was $3.0 million, as compared with $1.7 million during the same period in 2003. The second quarter of 2004 cash burn consisted of $1.9 million from operating activities, $0.3 million for capital expenditures and acquisition costs and $0.7 million for recurring term debt and capital lease obligations. In July 2004, Silicon Valley Bank renewed the Company’s $2.5 million line of credit for another year under the same favorable terms.

        Paradigm’s Significant Second Quarter Accomplishments:

        The Company has previously announced:

-	Paradigm Genetics expanded its liver toxicity collaboration with the National Institute of Environmental Health Sciences to include the study of four to six additional known liver toxicants.
-	Paradigm Genetics expanded the technology focus of its toxicogenomics research programs with the NIEHS to include additional work using small interfering ribonucleic acid (siRNA) technology.
-	Paradigm Genetics was awarded a Fast Track Small Business Innovation Research Phase I/II contract from the National Institute of Environmental Health Sciences, National Institutes of Health, for biomarkers that predict the early onset of drug-induced liver injury.
-	Paradigm Genetics was awarded a second Fast Track Small Business Innovation Research Phase I/II contract from the National Institutes of Health for Biomarker research in alcohol induced liver and brain injury.
-	Pharmaceutical Executive Peter G. Tombros, current Chairman and CEO of VivoQuest, and former President and CEO of Enzon, Inc. and senior executive of Pfizer, Inc. joined Paradigm’s Board of Directors during the second quarter.

        About Paradigm Genetics

        Paradigm Genetics is a biotechnology company applying its proprietary systems biology platform to the discovery of safer, more effective drugs and agrochemicals. Paradigm Genetics has major collaborations with the National Institute of Environmental Health Sciences, Bayer CropScience, the Monsanto Company, Pioneer Hi-Bred International, the National Institute of Standards & Technology’s Advanced Technology Program, and L’Oreal Inc. For more information, visit http://www.ParadigmGenetics.com .

        Quarterly Conference Call

        Paradigm will host a conference call at 4:30 p.m. ET on Monday, August 2, 2004 to review financial results for the three months ended June 30, 2004. This call will be webcast via the Internet at http://www.paradigmgenetics.com, where any supplemental financial information will be available, and will be accessible through the investor relations section and home page of Paradigm’s web site. To listen to the call via telephone, dial 800-361-0912 (U.S. and Canadian callers) or 913-981-5559 (international callers) and enter conference ID #305523. A replay of the webcast will be available via telephone from 6:30 p.m. on August 2, 2004 through midnight on August 5, 2004 at 888-203-1112 (U.S. and Canadian callers) or 719-457-0820 (international callers) and enter conference ID #305523. A replay of the webcast will also be available via website until August 1, 2005.

PARADIGM GENETICS, INC.
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2004	2003	2004	2003
Revenues:
Revenues from commercial
and government
contracts	$5,910,000	$5,282,000	$10,276,000	$9,121,000
Grant revenues	344,000	315,000	867,000	543,000
Total revenues	6,254,000	5,597,000	11,143,000	9,664,000

Operating expenses:
Research and
development	6,755,000	6,513,000	12,877,000	12,345,000
Selling, general and
administrative	3,056,000	2,446,000	5,454,000	4,698,000

Total operating
expenses	9,811,000	8,959,000	18,331,000	17,043,000

Loss from operations	(3,557,000)	(3,362,000)	(7,188,000)	(7,379,000)

Other interest income
(expense), net	(64,000)	(104,000)	(126,000)	(228,000)

Net loss from continuing
operations	(3,621,000)	(3,466,000)	(7,314,000)	(7,607,000)

Discontinued operations	3,000	(121,000)	26,000	(96,000)

Net loss attributable to common stockholders	$(3,618,000)	$(3,587,000)	$(7,288,000)	$(7,703,000)

Net loss per share -
basic and diluted
Loss from continuing
operations	$(0.10)	$(0.11)	$(0.21)	$(0.24)

Loss from discontinued
operations	(0.00)	(0.00)	(0.00)	(0.00)

Net loss per common share	$(0.10)	$(0.11)	$(0.21)	$(0.24)
Weighted average common
shares outstanding -
basic and diluted	36,241,000	32,068,000	34,833,000	32,054,000

Paradigm Genetics, Inc.
2004 Second-Quarter Results
Condensed Balance Sheet Data

	June 30, 2004 (unaudited)	December 31, 2003
Assets:
Cash, cash equivalents, short-term
investments	$10,723,000	$16,285,000
Other current assets	2,388,000	4,005,000
Total Current Assets	13,111,000	20,290,000
Property plant & equipment net	16,486,000	17,337,000
Other noncurrent assets	5,180,000	1,827,000
Total Assets	$34,777,000	$39,454,000
Liabilities and Stockholders’ Equity:
Current liabilities	13,772,000	16,094,000
Contingent Purchase Consideration	1,108,000	--
Long-term obligations	2,816,000	3,846,000
Stockholders’ equity	17,081,000	19,514,000
Total Liabilities and Stockholders’ Equity	$34,777,000	$39,454,000

Paradigm Genetics, Inc.
Supplemental Information Re:Increase/(Decrease) in Cash, Cash Equivalents,
Short - Term and Long - Term Investments (See Note Below)
(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2004	2003	2004	2003
Net cash used in
operating activities	$(1,887,000)	$(557,000)	$(3,660,000)	$(3,446,000)

Net cash (used in)
provided by investing
activities, excluding
purchases and maturities
of short-term and
long-term investments	(348,000)	(122,000)	1,757,128	(139,000)

Net cash used in
financing activities	(2,236,000)	(1,053,000)	(3,658,000)	(2,157,000)

Net decrease in cash,
cash equivalents,
short-term investments
and long-term
investments	(4,471,000)	(1,732,000)	(5,561,000)	(5,742,000)

Cash, cash equivalents,
short-term investments
and long term
investments, beginning
of period	15,193,000	17,222,000	16,285,000	21,232,000
Cash, cash equivalents,
short-term investments
and long term
investments, end of
period	$10,723,000	$15,490,000	$10,723,000	$15,490,000

        Note: The above presentation of the change in cash and investments is not meant to be in accordance with generally accepted accounting principles (“GAAP”) in the U.S. GAAP requires the presentation of a statement of cash flows only (i.e., excluding changes in short and long-term investments). In order to fully assess the Company’s liquidity position, management believes that the cash flow measure presented above, which includes short-term investments, is an appropriate measure for evaluating the Company’s liquidity, because this reflects all liquid resources available for strategic opportunities including, among others, to invest in the business and continue operating activities. However this measure should be considered in addition to, and not as a substitute for, or superior to, cash flows prepared in accordance with generally accepted accounting principles in the U.S.

        Under GAAP, cash flows from investing activities above would improve by net maturities of investment securities in the amount of $0.05 million and $0.04 million for the three months ended June 30, 2004 and 2003, respectively, and by $3.0 million and $6.1 million for the six months ended June 30, 2004 and 2003, respectively. Also under GAAP, cash and cash equivalents at the beginning and end of the period would be less, as they would exclude short and long-term investments of $6.1 million and $6.0 million, and $9.3 million and $9.2 million for the three months ended June 30, 2004 and 2003, respectively and by $9.1 million and $6.0 million, and $15.3 million and $9.2 million for the six months ended June 30, 2004 and 2003, respectively. Cash, cash equivalents, short-term and long-term investments exclude restricted cash.

        This press release contains forward-looking statements, including statements regarding the Company’s expectations for using its systems biology platform to discover biomarkers for understanding drug toxicities and human disease, its future commercialization opportunities and plans for future growth. Such forward-looking statements are based on management’s current expectations and are subject to a number of risks, factors and uncertainties that may cause actual results, events and performance to differ materially from those referred to in the forward-looking statements. These risks, factors and uncertainties include, but are not limited to, Paradigm’s early stage of development, history of net losses, technological and product development uncertainties, reliance on research collaborations, potential NASDAQ delisting, uncertainty of additional funding and ability to protect its patents and proprietary rights. Certain of these and other risks are identified in Paradigm’s annual report on Form 10-K for the year ended December 31, 2003 and in its quarterly report on Form 10-Q for the quarter ended March 31, 2004, each filed with the Securities and Exchange Commission. The Company does not intend to update any of the forward-looking statements after the date of this release to conform these statements to actual results or to changes in our expectations, except as may be required by law.

SOURCE Paradigm Genetics, Inc.

        -0-                             08/02/2004
        /CONTACT: Brian Ritchie or Mark Vincent of Euro RSCG Life NRP, +1-212-845-4200/
        /Web site: http://www.paradigmgenetics.com /
        (PDGM)

CO: Paradigm Genetics, Inc.
ST: North Carolina
IN: MTC
SU: ERN CCA MAV